Exhibit 10.77

AMENDMENT NO. 2 TO LICENSE AGREEMENT

This Amendment No. 2 to License Agreement (the “Amendment”) is made and entered into as of the 17th day of October, 2008 (“Effective Date”), by and between SOLVAY PHARMACEUTICALS, INC., a Georgia corporation having its principal office at 901 Sawyer Road, Marietta, Georgia 30062 (“Solvay”) and JPI COMMERCIAL, LLC, a Delaware limited liability corporation and wholly-owned subsidiary of Jazz Pharmaceuticals, Inc., a Delaware corporation (“Jazz Pharmaceuticals”), having its principal offices at 3180 Porter Drive, Palo Alto, California 94304 (“JPI”). Solvay and JPI are referred to herein on occasion separately as a “Party” or together as the “Parties”. Capitalized terms used herein shall have their respective meanings set forth in the License Agreement, unless otherwise defined herein.

WHEREAS, Solvay and Jazz Pharmaceuticals entered into that certain License Agreement (the “Agreement”) dated as of the 31st day of January, 2007, as amended on March 12, 2008;

WHEREAS, in accordance with Section 13.8 of the Agreement, Jazz Pharmaceuticals assigned the Agreement to JPI, it wholly-owned subsidiary, pursuant to that certain Assignment and Assumption Agreement dated March 17, 2008;

WHEREAS, Jazz Pharmaceuticals and JPI have entered into that certain LUVOX CR® License Agreement dated March 17, 2008 whereby Jazz Pharmaceuticals has the exclusive right to develop, make, have made, use and sell LUVOX CR in the Territory; and

WHEREAS, the Parties wish to amend the Agreement in accordance with Section 13.6 of the Agreement to change the times when certain payments are due from JPI to Solvay;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, the Parties agree as follows:

1. Amendment of Definitions.

(a) Section 1.11 of the Agreement is amended and replaced in its entirety with the following:

“1.11 Milestones” means the events identified in Sections 3.1 (b) through (l).”

(b) Section 1.12 of the Agreement is amended and replaced in its entirety with the following:

“1.12 “Milestone Payments” means the payments to be made by JPI to Solvay pursuant to Sections 3.1 (b) through (l).”

2. Amendment of Section 3.1. Section 3.1 of the Agreement is amended and replaced in its entirety with the following:

“3.1 Upfront Payment and Milestone Payments. As consideration for the license granted by Solvay to JPI hereunder, JPI will make the following upfront and milestone payments to Solvay:

(a) Two million ($2,000,000.00) dollars to be paid as a non-refundable payment at the Time of Closing (the “Upfront Payment”);

(b) Two million ($2,000,000.00) dollars within fifteen (15) days of the First Commercial Sale of LUVOX-IR, supplied by or on behalf of Solvay, by Jazz Pharmaceuticals;

(c) Ten million dollars ($10,000,000.00) within thirty (30) days after receipt of FDA approval of the first indication for the LUVOX CR NDA;

(d) Ten million dollars ($10,000,000.00) within thirty-nine (39) days after receipt of FDA approval of the first indication for the LUVOX CR NDA;

(e) Three million five hundred thousand dollars ($3,500,000.00) on October 20, 2008;

(f) Three million five hundred thousand dollars ($3,500,000.00) on November 15, 2008;

(g) Three million five hundred thousand dollars ($3,500,000.00) on December 15, 2008;

(h) One million one hundred sixty-six thousand six hundred and sixty-seven dollars ($1,166,667.00) on the 15th day of each month starting on January 15, 2009 and ending on September 15, 2009;

(i) [ * ] dollars payable as set forth in Section 3.5 after twelve (12) months of uninterrupted supply of Jazz Pharmaceuticals’ requirements of LUVOX CR by Elan to Jazz Pharmaceuticals in accordance with the terms and conditions of the Elan Agreement as measured from the date of the First Commercial Sale of LUVOX CR by Jazz Pharmaceuticals;

(j) [ * ] dollars payable as set forth in Section 3.5 when Net Sales of LUVOX CR first reach one hundred million ($100,000,000.00) dollars in a single twelve month period;

(k) [ * ] dollars payable as set forth in Section 3.5 when Net Sales of LUVOX CR first reach two hundred million ($200,000,000.00) dollars in a single twelve month period; and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

(l) [ * ] dollars payable as set forth in Section 3.5 when Net Sales of LUVOX CR first reach four hundred million ($400,000,000.00) dollars in a single twelve month period.

Each Milestone Payment, other than those set forth in Section 3.1(h), shall be made only once, regardless of how many times each related Milestone is achieved. No payment shall be owed for a Milestone which is not reached.

3. Amendment of Section 11.2. Section 11.2 of the Agreement is amended and replaced in its entirety with the following:

“11.2 Termination for Breach. This Agreement may be terminated by either Party in the event the other Party breaches its obligation(s) under this Agreement and does not cure the same within sixty (60) days following written notice of such breach; provided, however, that if the breach is of such a nature that it cannot be cured within sixty (60) days, then the time to cure shall be extended until such breach can reasonably be cured. Notwithstanding the foregoing, Solvay may terminate this Agreement immediately if any Milestone Payment required pursuant to Sections 3.1(e) through (h) is not paid within fifteen (15) days after such Milestone Payment became due and payable.”

4. No Other Changes. Except as set forth above, the Agreement remains in full force and effect as originally executed.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 2 to License Agreement to be executed by their duly authorized representatives as of the Effective Date.

JPI COMMERCIAL, LLC		SOLVAY PHARMACEUTICALS, INC.

By:	/s/ Robert Myers	By:	/s/ Murray Kay
Print Name:	Robert Myers	Print Name:	Murray Kay
Title:	President	Title:	Vice President, Finance
Date:	10/17/08	Date:	10/13/08

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.